EXHIBIT 99.1

Biostage Reports Third Quarter 2020 Financial Results

Holliston, MA – November 13, 2020 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a clinical-stage biotechnology company developing bioengineered organ implants based on the Company’s novel Cellspan™ technology for the treatment of esophageal atresia and esophageal disease, today announced its financial results for the three and nine months ended September 30, 2020.

The Company will not hold an earnings conference call at this time. The Company plans to hold a conference call at a future date to discuss its clinical and business plans.

Operating Highlights

Following the approval of Biostage’s Investigational New Drug Application from U.S. Food and Drug Administration (FDA) in March of this year, Biostage continued its efforts during the third quarter for clinical planning, including engaging with clinical research organizations as well as other contract research organizations in advance of the start of the clinical trial for the Company’s CEI product candidate.

Although the Company continues to make progress towards the start of its first clinical trial, the COVID-19 pandemic has and will continue to affect the Company’s operations, including causing delays or difficulties in its ability to finalize plans for the clinical study.

Summary of Financial Results

For the three months ended September 30, 2020, the Company reported a net loss of $0.7 million, ($0.07) per share, compared to a net loss of $2.4 million, ($0.33) per share, for the three months ended September 30, 2019. The $1.7 million year-over-year net loss decrease was due primarily to a $1.1 million decrease in research and development costs, a $0.4 million decrease in general and administrative expenses, and a $0.2 million increase in grant income from the Company’s Fast-Track Small Business Innovation Research (SBIR) grant.

For the nine months ended September 30, 2020, the Company reported a net loss of $3.8 million, ($0.45) per share, compared to a net loss of $6.7 million, ($1.02) per share, for the nine months ended September 30, 2019. The $2.9 million year-over-year net loss decrease was due primarily to $2.3 million of lower research and development costs, and a $0.7 million decrease in general and administrative expenses. Slightly offsetting the lower operating expense was a decrease of $0.1 million of grant income recorded from the Company’s SBIR grant.

Balance Sheet and Cash

At September 30, 2020, the Company had operating cash on-hand of $2.0 million. The Company also had debt of $0.4 million based on receiving a loan in May 2020 pursuant to the Paycheck Protection Program (PPP), established as part of the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act, although there is no assurance that any portion of the loan will be forgiven.

During the nine-month period ended September 30, 2020, the Company used net cash in operations of $3.0 million and received $4.2 million from financing activities, including approximately $1.1 million of proceeds from private placement transactions that resulted in the issuance of 276,027 shares of the Company’s common stock and warrants to investors in private placement transactions and approximately $2.7 million from the issuance of 930,877 shares of its common stock to a group of investors in connection with the exercise of previously issued warrants. The Company also received proceeds of approximately $0.4 million from the aforementioned PPP loan.

About Biostage, Inc.

Biostage is a clinical-stage biotechnology company developing bioengineered organ implants based on the Company’s novel Cellspan™ technology. The Company’s Cellspan technology combines a proprietary, biocompatible scaffold with a patient’s own cells to create an esophageal implant that could potentially be used to treat pediatric esophageal atresia and other tubular organ conditions. The Company’s novel technology harnesses the body’s response and modulates it toward the healing process to regenerate tissue and restore the continuity and integrity of the organ. These implants have the potential to dramatically improve the quality of life for children and adults. At Biostage, we believe the future of medicine has been inside us all along.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Biostage, Inc. Social Media

The Company uses its website (www.biostage.com), corporate Twitter account (https://twitter.com/BiostageInc), and LinkedIn page (https://www.linkedin.com/company/biostage-inc) as channels of distribution of information about the Company and its product candidates. Such information may be deemed material information, and the Company may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Biostage’s website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts. The social media channels that Biostage intends to use as a means of disclosing the information described above may be updated from time to time.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the viability of the Company’s technology; success with respect to any clinical trials and other development and commercialization efforts of the Company’s products, which such success may not be achieved on a timely basis or at all; the Company’s financing activities; expectations as to regulatory approval of any of the Company’s products, including those utilizing its Cellspan™ and Cellframe™ technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which approvals may not be obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s inability to obtain needed funds in the immediate future; the impact of COVID-19 on the Company’s business and operations; the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts

Shunfu Hu

Vice President of Business Development and Operations

774-233-7300

shu@biostage.com

BIOSTAGE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	September 30, 2020	December 31, 2019
ASSETS	(Unaudited)
Current assets:
Cash	$2,048	$913
Restricted cash	50	50
Grant receivable	370	-
Prepaid expenses and other current assets	174	444
Total current assets	2,642	1,407
Property, plant and equipment, net	262	394
Operating lease assets	115	191
Total non-current assets	377	585
Total assets	$3,019	$1,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71	$241
Accrued and other current liabilities	393	438
Current portion of notes payable	224	-
Warrant liability	27	33
Current portion of operating lease liability	78	102
Total current liabilities	793	814
Notes payable, net of current portion	180	-
Operating lease liability, net of current portion	37	89
Total liabilities	$1,010	$903

Commitments and contingencies

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized and none issued and outstanding at September 30, 2020 and December 31, 2019	$-	$-
Common stock, par value $0.01 per share, 60,000,000 shares authorized at September 30, 2020 and December 31, 2019; 9,388,407 and 8,155,555 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	94	82
Additional paid-in capital	69,851	65,102
Accumulated deficit	(67,936)	(64,095)
Total stockholders’ equity	2,009	1,089
Total liabilities and stockholders’ equity	$3,019	$1,992

BIOSTAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2020	2019	2020	2019

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	548	1,597	1,727	4,007
Selling, general and administrative	510	902	2,488	3,194
Total operating expenses	1,058	2,499	4,215	7,201

Operating loss	(1,058)	(2,499)	(4,215)	(7,201)

Other income (expense):
Grant income	370	136	370	473
Change in fair value of warrant liability	28	(14)	6	(5)
Interest expense	-	-	(2)	-
Total other income (expense), net	398	122	374	468

Net loss	$(660)	$(2,377)	$(3,841)	$(6,733)

Basic and diluted net loss per share	$(0.07)	$(0.33)	$(0.45)	$(1.02)
Weighted-average common shares, basic and diluted	8,855	7,224	8,594	6,611

BIOSTAGE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,841)	$(6,733)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	1,004	1,353
Depreciation	139	165
Change in fair value of warrant liability	(6)	5
Changes in operating assets and liabilities:
Grant receivable	(370)	40
Prepaid expenses and other current assets	270	375
Accounts payable	(170)	110
Accrued and other current liabilities	(45)	69
Net cash used in operating activities	(3,019)	(4,616)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7)	(118)
Net cash used in investing activities	(7)	(118)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock and warrants	1,058	1,277
Proceeds from exercise of warrants	2,741	3,250
Proceeds from notes payable	404	-
Payments of tax withholdings of shares repurchased for vested stock awards	(42)	-
Net cash provided by financing activities	4,161	4,527
Net decrease in cash and restricted cash	1,135	(207)
Cash and restricted cash at beginning of period	963	1,355
Cash and restricted cash at end of period	$2,098	$1,148

Supplemental disclosure of non-cash investing and financing activities:
Equipment purchases included in accounts payable	$-	$-
Issuance of vested stock	$42	$-